Exhibit 10.15.1

                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

         This First Amendment to Executive  Employment  Agreement
(this "Amendment") is made and entered into as of 22d day of April, 2005, by and between Conn's Inc, a Delaware corporation ("Conn's"), and Thomas J. Frank, Sr., an Individual (the "Executive").

         WHEREAS, the Executive is employed as Conn's Chairman of the Board and Chief Executive Officer; pursuant to that certain Executive Employment Agreement made as of November 19, 2003, by and between Conn's and the Executive (the "Agreement"); and

         WHEREAS, The Board of Directors of Conn's and the Executive desire to extend the term of the Agreement from January 31, 2006 to January 31, 2008 and adopt certain other amendments to the Agreement to ensure that compensation paid under the Agreement following this Amendment will continue to be considered performance-based compensation that is excluded from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code and therefore remains fully deductible.

     1. Amendment to Agreement. Subject to the terms of this Amendment, the Agreement is hereby amended in the following respects:

     1.1 Section A. of the Agreement is amended by changing the end date of the initial Employment Period to January 31, 2008.

     1.2 The first sentence of Section C.2. of the Agreement (relating to annual incentive compensation) is deleted and the following sentences are inserted in lieu thereof:

                  "With respect to each fiscal year during the Employment Period, Executive shall be eligible to receive an annual cash bonus (the "Incentive Compensation"), the amount of such bonus to be determined by the Compensation Committee in accordance with a pre-established performance goal which satisfies the requirements of Section 1.162-27(e)(2) of the Treasury regulations, taking into account any one or more of the following criteria with respect to Conn's or any affiliates or divisions of Conn's: (a) total revenues or any component thereof; (b) operating income, pre-tax or after-tax income, EBITA, EBITDA or net income; (c) cash flow, free cash flow or net cash form operations; (d) earnings per share; (e) value of the Conn's stock or total return to stockholders; and (f) any combination of any or all of the foregoing criteria, in each case on an absolute or relative basis. The Incentive Compensation award for any year may not exceed $1,920,000."

     2. Stockholder Approval. This Amendment is entered into subject to and shall become effective upon approval by the stockholders of Conn's at their 2005 annual meeting.

     3. Miscellaneous. Except as herein modified and amended, all the terms and conditions of the Agreement shall remain in full force and effect, and the execution of this Amendment shall in no event be deemed to constitute a waiver of any right or claim of any of the parties hereto under, or by virtue of, the Agreement. This Amendment shall be governed by the laws of the State of Texas, without resort to the conflict of law principles thereof. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement. A facsimile shall be deemed an original for all purposes hereof.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE                             CONN'S, INC.



/s/ Thomas J. Frank, Sr.              By:/s/ William C. Nylin, Jr.
--------------------------            ----------------------------
Thomas J. Frank , Sr.                      William C. Nylin, Jr.
                                           President and Chief Operating Officer


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